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                                                                Exhibit 99.1


SCHOLASTIC PRICES $300 MILLION SENIOR
DEBT OFFERING
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NEW YORK--(BUSINESS WIRE)--Jan. 17, 2002--Scholastic Corporation (NMS:SCHL)
today announced that it has priced a public offering of $300 million of senior notes.

The notes will bear interest at 5 3/4% and will mature on January 15, 2007. The notes will be unsecured and will be redeemable at any time at par plus a make whole premium, if any. The offering, which is being made through underwriters led by Credit Suisse First Boston and Salomon Smith Barney Inc., is expected to close on January 23, 2002.

The Company stated that it intends to use the proceeds primarily to refinance debt incurred in connection with the acquisition of Grolier Incorporated.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state. The offer is made only by the prospectus supplement and accompanying prospectus, a copy of which may be obtained from Credit Suisse First Boston, 11 Madison Avenue, Attn: Prospectus Department, New York, NY 10010-3629 or at 212-325-2580.

Scholastic (NMS:SCHL) is the world's largest publisher and distributor of children's books. As a global children's publishing and media company serving the needs of parents, teachers, and children, Scholastic provides proprietary book and software distribution through school book clubs, school book fairs and to classrooms, as well as through the retail trade. Since 1920, Scholastic has created quality educational materials for schools and has expanded its reach to include the distribution of books, software, toys, online learning services and television programming directly to the home. Scholastic's Grolier division is the leading print and online publisher of children's reference materials and the leader in children's direct-to-home book clubs. Internationally, Scholastic operates wholly owned companies in Argentina, Australia, Canada, Hong Kong, India, Indonesia, Ireland, Malaysia, Mexico, New Zealand, The Philippines, Singapore, Taiwan, Thailand and the United Kingdom. The U.S. Scholastic web site [http;//www.scholastic.com] is a leading provider of educational services online for parents, teachers and children.

CONTACT:

Scholastic Corporation, New York
Investor Relations:
Ray Marchuk, 212/343-6857
    or
Media Relations:
Judy Corman, 212/343-6833